                                        Exhibit 23(i)
                        Opinion and Consent of John K. Carter, Esq.

                                 EXHIBIT 23(i)





November 27, 2001



AEGON/Transamerica Series Fund, Inc.
P.O. Box 5068
Clearwater, Florida 33758-5068


Dear Gentlemen:

     This opinion is furnished in connection with the proposed registration of AEGON/Transamerica Series Fund, Inc.

        1. The AEGON/Transamerica Series Fund, Inc. has been duly organized, is existing in good standing and is authorized to issue shares of its stock.

        2. The shares of AEGON/Transamerica Series Fund, Inc. to be issued in connection with the Registration Statement have been duly authorized and when issued and delivered as provided in the Registration Statement will be validly issued, fully paid and nonassessable.

     I, as legal counsel to the AEGON/Transamerica Series Fund, Inc., hereby consent to the filing of this opinion with the Registration Statement.



Very truly yours,


/s/ John K. Carter
John K. Carter
Vice President, General Counsel
Secretary